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                                                                   EXHIBIT 10.43

                        MORGAN STANLEY DEAN WITTER & CO.

                  KEY EMPLOYEE PRIVATE EQUITY RECOGNITION PLAN


     Section 1. Purpose. The purposes of the Key Employee Private Equity Recognition Plan are to attract, retain and motivate certain employees of the Company and to compensate them for their contributions to the growth and profits of the Company by providing an opportunity to defer compensation into participations, through notional interests, in private equity investments that the Company directly or indirectly makes.

     Section 2. Definitions. As used in this Plan, the following terms shall have the indicated meanings:

     "Account" means the memorandum account that the Company establishes and maintains for a Participant pursuant to Section 8.

     "Annex" shall have the meaning set forth in Section 16(e).

     "Beneficiary Designation Form" (an initial form of which is attached hereto as Exhibit D, as may be amended from time to time) shall have the meaning set forth in Section 14(b).

     "Board" means the Board of Directors of MSDW from time to time or the Compensation Committee thereof.

     "Bonus" means the pre-tax portion of any fiscal year-end discretionary bonus that the Company awards to an Eligible Person. In calculating the amount of an Eligible Person's Bonus, "Bonus" shall not include the amount of any non-elective compensation that the Company awards (for example, under the EICP) to such Eligible Person. For purposes of this definition, "EICP" means the Company's Equity Incentive Compensation Plan.

     "Bonus Declaration Year" means the fiscal year in respect of which the Company declares Bonuses.

     "Bonus Payout Year" means the fiscal year immediately following a Bonus Declaration Year in which the Company pays Bonuses declared in respect of such Bonus Declaration Year.

     "Cause", with respect to any Participant, shall have the meaning set forth in such Participant's Plan Certificate.

     "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.
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     "Committee" means (i) a committee consisting of employees of the Company whom the Chief Financial Officer of MSDW and the Chief Strategic and Administrative Officer of MSDW appoint from time to time or (ii) any other committee that the Board establishes to administer this Plan.

     "Company" means Morgan Stanley Dean Witter & Co. and its consolidated subsidiaries.

     "Delegate" shall have the meaning set forth in Section 4(c).

     "Disability", with respect to any Participant, shall have the meaning in the Company's long-term disability plan in effect on the date of such Participant's disabling event and applicable to such Participant.

     "Election Form" (an initial form of which is attached hereto as Exhibit B, as may be amended from time to time) shall have the meaning set forth in Section 6(a).

     "Eligible Person" means (i) an employee of the Institutional Securities Division of the Company or (ii) an employee in another business unit of the Company, if senior management of the Company selects such employee, in either case satisfying the eligibility requirements set forth in Section 5.

     "fiscal year" and "fiscal quarter" mean the Company's fiscal year and the Company's fiscal quarter, respectively.

     "Forfeiture Event", with respect to any Participant, shall have the meaning set forth in such Participant's Plan Certificate. A "Forfeiture Event" may include any other occurrence or event that is deemed to constitute an occurrence or event of forfeiture under the EICP for the Bonus Declaration Year in respect of which such Participant participates in this Plan.

     "Full Career Retirement" means, with respect to any Participant, the termination of such Participant's employment with the Company on or after the date on which such Participant:

            (i) has attained age 50 and completed at least 12 years of service with the Company as a:

                 (A) Managing Director of the Company or equivalent elected officer title; or

                 (B) Member of the Management Committee, Executive Vice President, Senior Vice President or First Vice President of Van Kampen Investments Inc.;

            (ii) has attained age 50 and completed at least 15 years of service as an elected officer of the Company;

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            (iii)  has completed at least 20 years of service with the Company;
     or

            (iv) has attained age 55 and has completed at least 5 years of service with the Company and the sum of such Participant's age and years of service equals or exceeds 65.

     "Indemnified Person" shall have the meaning set forth in Section 4(d).

     "MSDW" means Morgan Stanley Dean Witter & Co.

     "Notional Administration Fee" shall have the meaning set forth in Section 8(b).

     "Notional Advance" means, with respect to any Participant, any notional non-recourse advance that the Company has made or will make to this Plan on behalf of such Participant.

     "Notional Advance Ratio" shall have the meaning set forth in Section 7(a).

     "Notional Equity Contribution" means, with respect to any Participant, the notional equity contribution that such Participant makes to this Plan.

     "Participant" means an Eligible Person who participates in this Plan.

     "Plan" means this Morgan Stanley Dean Witter & Co. Key Employee Private Equity Recognition Plan.

     "Plan Certificate" means a certificate (an initial form of which is attached hereto as Exhibit C, as may be amended from time to time) that the Company issues pursuant to Section 10 and that evidences a Participant's participation in this Plan.

     "Plan Investment" means an investment that this Plan notionally acquires in accordance with the investment guidelines set forth in Exhibit A attached hereto, as may be amended from time to time.

     "Plan Investment Profit" means, with respect to any Participant, any Plan Investment and the aggregate amount of Proceeds realized in respect of such Plan Investment at any time, the excess, if any, of (i) such Participant's notional share of such Proceeds over (ii) the aggregate amount of such Participant's Notional Equity Contribution and any related Notional Advances notionally invested in such Plan Investment at such time.

     "Proceeds" means the cash proceeds that the Company realizes directly or indirectly in respect of (i) any Plan Investment or (ii) any securities or other property that the Company receives in respect of any Plan Investment; provided

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that, "Proceeds" shall not include any proceeds that the Company receives as a
"carried interest," management fee or any other fee or share of profits from a third party investor or a portfolio company of any fund.

     "Proprietary Information" shall have the meaning set forth in a Participant's Plan Certificate.

     "Retirement" means, with respect to any Participant, the termination of such Participant's employment with the Company on or after the date on which such Participant:

            (i)  has attained age 65; or

            (ii) has attained age 55 and completed at least 10 years of service with the Company.

     "Section 162(m) Participant" means, for any fiscal year, any Participant whom the Board designates by not later than 90 days following the start of such fiscal year (or such other date as may be required or permitted by Section 162(m) of the Code) as a Participant whose compensation from the Company for such fiscal year may be subject to the limit on deductible compensation that
Section 162(m) of the Code imposes.

     "service with the Company" includes, for purposes of the definitions of "Full Career Retirement" and "Retirement", any period of service with the Company or the following entities and any of their predecessors: (1) Morgan Stanley Group Inc. and its subsidiaries ("Morgan Stanley") prior to the merger with and into Dean Witter, Discover & Co., (2) Miller Anderson & Sherrerd, LLP prior to its acquisition by Morgan Stanley Group Inc.; (3) Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by Morgan Stanley Group Inc.; and (4) Dean Witter, Discover & Co. and its subsidiaries ("DWD") prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that, a former employee of DWD transferred employment from DWD directly to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997 and that a former employee of Morgan Stanley transferred employment from Morgan Stanley directly to Dean Witter Reynolds Inc. or its affiliates subsequent to February 5, 1997.

     "Total Notional Investment" means, with respect to any Participant at any time, such Participant's interest in this Plan that is attributable to such Participant's Notional Equity Contribution at such time and any related Notional Advances that the Company has made on behalf of such Participant at such time.

     "Total Notional Investment Fair Market Value" means, with respect to any Participant at any time, the fair market value (determined by reference to the lesser of (i) the value that the Company's books and records show as of the then most recent fiscal quarter end and (ii) the value that the Company's books and

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records show as of the then current fiscal quarter end) of such Participant's
Total Notional Investment at such time.

     "Total Notional Investment Original Cost Value" means, with respect to any Participant at any time, the lesser of:

            (i) such Participant's Total Notional Investment Fair Market Value at such time; and

            (ii) the original cost of such Participant's Total Notional Investment minus any amounts previously paid to such Participant in respect of such Participant's Total Notional Investment, in each case at such time.

     "Treasury Rate" means the cumulative rate per annum equal to the discounted rate for 90-day U.S. Treasury bills determined by the last U.S. Treasury bill auction in the relevant fiscal quarter.

     Section 3. Effectiveness. (a) This Plan shall become effective upon its adoption by the Board. Prior to such adoption, the Company shall permit Eligible Persons to elect to participate in this Plan pursuant to Section 6, subject to such adoption. The Company reserves the right not to make available any plan similar to this Plan (in whole or in part) nor to permit any future elections at any time after elections are made in respect of Bonuses for the 2000 Bonus Declaration Year.

       (b) The Company reserves the right not to implement this Plan in any Bonus Payout Year in which, after it reviews the elections that Eligible Persons have made pursuant to Section 6 in the relevant Bonus Declaration Year, the sum of (i) the aggregate amount of Notional Equity Contributions and (ii) the aggregate amount of any related Notional Advances is less than $25,000,000; provided that, if the Company implements this Plan when such sum is less than $25,000,000, then this Plan shall not notionally invest in any private investment funds that rely on Section 3(c)(7) of the Investment Company Act of 1940, as amended.

     Section 4. Administration. (a) The Committee shall administer this Plan. In addition to other express powers and authorizations that this Plan confers on the Committee, the Committee shall have full power and authority, subject to the express provisions hereof, applicable law and contractual provisions binding upon the Company and any internal policies and procedures of the Company:

            (i) to determine the size and terms of each Notional Advance;

            (ii)  to determine the terms and conditions of each Plan
     Certificate;

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            (iii)   to determine the time and the manner in which to sell,
     liquidate or otherwise dispose of any securities held as a Plan Investment or in respect of a Plan Investment;

            (iv) to construe and interpret this Plan, any Plan Certificate or any summary of the foregoing;

            (v) to prescribe, amend, rescind or waive rules and procedures relating to this Plan with respect to all Participants;

            (vi) to waive the provisions of Section 6(b)(i) with respect to any Participant;

            (vii) to waive any provision of this Plan or the Plan Certificate with respect to all Participants; and

            (viii) to make all other determinations necessary or advisable for the administration of this Plan.

Notwithstanding the foregoing, no provision of the investment guidelines set forth in Exhibit A shall be waived unless expressly permitted thereby.

All determinations by the Committee in administering, construing or interpreting this Plan shall be final, binding and conclusive for all purposes and upon all persons.

       (b) The Board or Committee may modify, amend, suspend or terminate this Plan, any Plan Certificate or any provision hereof or thereof (in whole or in part) at any time; provided that, such modification, amendment, suspension or termination shall not, without a Participant's consent, affect adversely the rights of such Participant under this Plan. No such action shall give rise to a claim of constructive termination on the part of such Participant. Upon a termination of this Plan, subject to Section 13, the Company shall pay each Participant an amount equal to such Participant's Total Notional Investment Fair Market Value (determined as of the time of such termination) as soon as reasonably practicable after such termination. The Company shall make such payments in accordance with Section 12.

       (c) The Committee may delegate such of its responsibilities hereunder as it deems appropriate to one or more officers or directors of the Company (each, a "Delegate"). In connection with the performance of its responsibilities hereunder, the Committee may consult with any third party it deems necessary or advisable, including without limitation, any outside consultant or advisor.

       (d) Neither the Company nor any member of the Board, the Committee, any Delegate and their respective affiliates and employees (each, an "Indemnified Person") shall be liable in any manner whatsoever in connection

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with the administration, construction or interpretation of this Plan, any Plan
Certificate or any summary of the foregoing, except for any liability arising out of such person's willful misconduct. Under no circumstances shall any Indemnified Person be liable for any act or omission of any other Indemnified Person. In the performance of its, his or her functions with respect to this Plan, each Indemnified Person shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel, the Company's tax advisers and any other person the Committee deems necessary or advisable, and no Indemnified Person shall be liable for any action taken or not taken in reliance upon any such advice. The Company shall indemnify each Indemnified Person for any loss or damages that it, he or she incurs in connection with, or arising out of, this Plan, except for any loss or damages that result from such Indemnified Person's willful misconduct.

     Section 5. Eligibility. In order for an employee of the Company to be an Eligible Person in a Bonus Declaration Year, such employee shall (x) have had individual cash income (before any elective deferrals) from the Company or a previous employer (if applicable) in excess of $200,000 for each of the two calendar years preceding such Bonus Declaration Year and (y) have a reasonable expectation of receiving individual cash income (before any elective deferrals) from the Company or a previous employer (if applicable) in excess of $200,000 for the calendar year applicable to such Bonus Declaration Year.

     Section 6. Election; Notional Equity Contribution. (a) In accordance with any rules and procedures that the Committee establishes, on or prior to August 31 of any Bonus Declaration Year in respect of which the Company makes this Plan available, an Eligible Person may elect to defer a portion of such Eligible Person's Bonus for such Bonus Declaration Year. Such election, which such Eligible Person shall make by filing an election form (the "Election Form") with MSDW's Executive Compensation Department, KEPER Group shall be irrevocable. Nothing in this Plan shall obligate the Company to award or pay a Bonus to any person. Any such election shall be subject to Sections 3 and 5 and shall not constitute a guarantee of Plan participation.

       (b) As part of the election that a Participant makes pursuant to Section 6(a), such Participant shall designate the amount of such Participant's Notional Equity Contribution, which amount (i) shall be at least $10,000 and (ii) shall not exceed the limits applicable to such Participant as set forth in the Election Form.

       (c) Each Participant's Notional Equity Contribution shall accrue notional interest at the Treasury Rate from the date of actual payment of such Participant's Bonus until the Company uses such Notional Equity Contribution to notionally fund Plan Investments pursuant to Section 9(a) or pays such Notional Equity Contribution to such Participant pursuant to Section 6(d).

       (d) If at any time the Company determines that the entire amount of a Participant's Notional Equity Contribution will not be notionally invested in or

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reserved for Plan Investments, then the Committee may cause the Company to pay the uninvested portion of such Notional Equity Contribution (together with notional interest accrued thereon to the date of payment) to such Participant as compensation income.

     Section 7. Notional Advance. (a) At the time that any Participant makes an election to participate in this Plan pursuant to Section 6, such Participant may request, and the Company at its election may provide, a Notional Advance to such Participant in connection with such Participant's Notional Equity Contribution. At such time, such Participant shall select a ratio corresponding to the amount of such Participant's Notional Advance to the amount of such Participant's Notional Equity Contribution, as further described in Section 7(b) (a "Notional Advance Ratio"), from among the choices set forth in the Election Form. Notwithstanding the foregoing, the Company reserves the right to change such Notional Advance Ratio choices at any time, with or without notice.

       (b) If the Company elects to provide a Notional Advance to any Participant, then for each US$1 (or local currency unit) of Notional Equity Contribution made by such Participant pursuant to Section 6 and notionally invested pursuant to this Plan, the Company shall provide a Notional Advance in an aggregate amount determined in accordance with the Notional Advance Ratio that such Participant selects pursuant to Section 7(a).

       (c) The Company shall periodically credit Notional Advances to a Participant's Account when such Notional Advances are required to fund such Participant's notional share of Plan Investments.

       (d) Each Notional Advance shall bear notional interest at the Treasury Rate during the period that such Notional Advance is deemed to be outstanding.

     Section 8. Establishment Of Accounts; Notional Administration Fee. (a) For purposes of this Plan, in any Bonus Payout Year, the Company shall treat a Participant as having made such Participant's Notional Equity Contribution to this Plan on the date of actual payment of Bonuses for the relevant Bonus Declaration Year. As of such time, the Company shall establish an Account for such Participant, to which it shall credit such Participant's Notional Equity Contribution and any related Notional Advances. Each Participant's Account shall reflect such Participant's notional share of each Plan Investment that this Plan notionally acquires.

       (b) The Company shall reduce each Participant's Account by a notional annual administration fee (the "Notional Administration Fee") in an amount that the Committee determines in its discretion from time to time, which amount shall not exceed 1.5% of the sum of the Notional Equity Contribution that such Participant makes pursuant to Section 6 plus the aggregate amount of any related Notional Advances. The Notional Administration Fee shall accrue every fiscal

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quarter in arrears and shall be deducted from such Participant's notional share of Proceeds.

     Section 9. Plan Investments. (a) This Plan shall notionally acquire Plan Investments for the benefit of Participants for a purchase price equal to the fair market value (as the Committee shall determine) of such Plan Investments at the time of their acquisition. Participants shall participate in each Plan Investment pro rata based on their respective Total Notional Investments, unless the Committee determines otherwise in its sole discretion on a Plan Investment-by-Plan Investment basis. Each Participant's notional share of any Plan Investment shall be deemed to have been notionally funded by such Participant's Notional Equity Contribution and any related Notional Advances made by the Company on behalf of such Participant in accordance with such Participant's Notional Advance Ratio.

       (b) The Company reserves the right to limit the aggregate amount of Notional Equity Contributions, together with the aggregate amount of any related Notional Advances, based upon the availability of Plan Investments (such availability as the Committee determines in its sole discretion). The Plan Certificate shall describe the manner in which the Company imposes such limitation, if any.

     Section 10. Plan Certificate. The Company shall issue to each Participant a Plan Certificate setting forth the terms and conditions of participation in this Plan in respect of a particular Bonus Declaration Year.

     Section 11. Vesting. (a) Subject to Sections 11(b) and 13, a Participant's Total Notional Investment shall vest as set forth in such Participant's Plan Certificate.

       (b) Upon termination of a Participant's employment with the Company as a result of such Participant's Full Career Retirement or Retirement (as the case may be) or Disability or death, such Participant's Total Notional Investment shall vest as set forth in such Participant's Plan Certificate.

       (c) Notwithstanding the foregoing, the Committee may accelerate the vesting of a Participant's Total Notional Investment and may in its discretion determine other circumstances under which a Participant's Total Notional Investment shall vest. Nothing in this Plan or in any Plan Certificate shall entitle a Participant to request or receive any payment upon the vesting of all or any portion of such Participant's Total Notional Investment.

     Section 12. Payments. (a) Unless the Committee determines otherwise, the Company shall make payments in respect of each Participant in accordance with such Participants' Plan Certificate. The Company may, in its sole discretion, withhold from any payment an amount sufficient to satisfy any obligation that such Participant owes to the Company.

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       (b) Notwithstanding anything in the Plan or in the Plan Certificate to the contrary, unless the Committee determines otherwise, the Company shall make all payments under this Plan in respect of a Section 162(m) Participant in accordance with this Section 12(b). The Company shall hold all or a portion of the Proceeds payable to each Section 162(m) Participant pursuant to this Plan and/or such 162(m) Participant's Plan Certificate to the extent necessary to avoid any non-deductibility of such Section 162(m) Participant's compensation that Section 162(m) of the Code imposes. During the period that the Company holds such Proceeds, such Proceeds shall accrue interest at a rate that the Committee shall determine in its sole discretion. Without further action by the Committee, the provisions of this Section 12(b) shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto).

     Section 13. Forfeiture Events; Termination Of Employment. With respect to a Participant at any time, upon the occurrence of (a) a Forfeiture Event or (b) a termination of employment with the Company for any reason, the Company's right to cause such Participant to forfeit such Participant's Total Notional Investment shall be as set forth in such Participant's Plan Certificate.

     Section 14. Transferability. (a) No Participant may transfer (other than by will or by the laws of descent and distribution), pledge, hypothecate or otherwise dispose of or encumber such Participant's interest in this Plan.

       (b) During a Participant's lifetime, the Company shall make any payment in respect of such Participant's Total Notional Investment only to such Participant. A Participant may designate in writing on a form filed with MSDW's Executive Compensation Department, KEPER Group (the "Beneficiary Designation Form") a beneficiary or beneficiaries to receive all or part of the amounts that the Company shall pay in respect of such Participant's Total Notional Investment in the event of such Participant's death. A Participant may replace or revoke a designation of a beneficiary at any time by filing a new Beneficiary Designation Form.

       (c) In the event of a Participant's death, the Company shall make any payment in respect of such Participant's Total Notional Investment as set forth in such Participant's Plan Certificate.

     Section 15. Withholding Taxes. The Company may withhold from any amounts payable under this Plan any such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, whether foreign or domestic.

     Section 16. Miscellaneous. (a) The Notional Administration Fee shall cover all expenses and costs that the Company incurs in connection with the administration of this Plan.

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       (b) The headings of sections herein are included solely for the convenience of reference and shall not affect the meaning of any of the provisions of this Plan.

       (c) THIS PLAN AND ALL RIGHTS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. ANY DISPUTE OR CLAIM ARISING OUT OF THIS PLAN SHALL BE RESOLVED THROUGH ARBITRATION CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION IN NEW YORK, NEW YORK.

       (d) Neither this Plan nor any Plan Certificate shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, a Participant or any other person or shall create or be construed to create a segregation by the Company of assets to fund this Plan. To the extent any Participant has a right to receive payments from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

       (e) A Participant's participation in this Plan shall be conditioned on the Company making any filings and the Company's receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable local law. To the extent necessary to comply with the local law of any jurisdiction in which the Company offers and implements this Plan, the Company may supplement this Plan and/or the Plan Certificate with an annex (an "Annex"), which Annex shall set forth certain terms and conditions applicable to such offer and implementation in such jurisdiction. If there is a conflict between the provisions of this Plan and the provisions contained in an Annex, then the provisions of such Annex shall govern.

       (f) If any provision of this Plan or any Plan Certificate is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant, or would disqualify this Plan or such Plan Certificate under applicable law, such provision shall be construed or deemed amended to conform to such law, or if it cannot be construed or deemed amended without materially altering the intent of this Plan or such Plan Certificate, then such provision shall be stricken as to such jurisdiction or as to such Participant, and the remainder of this Plan or such Plan Certificate shall remain in full force and effect.

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